Exhibit 10.1
EXECUTION VERSION

May 11, 2025
David Reeder
c/o Entegris, Inc.
129 Concord Road
Billerica, MA 01821
Dear David,

Your expertise and leadership approach aligns with helping Entegris, Inc. (“Entegris” or the “Company”) achieve our mission to help our customers improve their productivity, performance, and technology by providing enhancing materials and process solutions for the most advanced manufacturing environments.

We are pleased to offer you, on the terms set forth in this offer letter (this “Letter”), the full-time, exempt position of President and Chief Executive Officer, reporting to the Board of Directors (the “Board”) of Entegris.
We are looking forward to welcoming you as a member of our Executive Leadership Team, with an anticipated employment start date of August 18, 2025 (the date that you commence employment as the President and Chief Executive Officer, the “Start Date”).
Below is a summary of the key aspects of your offer of employment, effective upon the Start Date:
•Base Salary. Your annual base salary will be $1,000,000 (paid bi-weekly in accordance with the regular payroll practices of Entegris at approximately $38,462 per pay period), less applicable deductions and tax withholdings.
•Entegris Incentive Plan: You will be eligible to participate in the Entegris Incentive Plan or its successor (“EIP”), pursuant to which you will be eligible to earn a target annual bonus equal to 120% of your base salary, subject to Entegris performance against set annual goals. For fiscal 2025, such bonus will be earned based on actual performance for the full performance period, but the bonus payout will be pro-rated based on the portion of the 2025 fiscal year you are employed at Entegris. Under the current EIP program, the EIP bonus may range from 0% to 200% of target, depending on performance against annual goals. Your EIP bonus is subject in all cases to details established by the Board or the Management Development & Compensation Committee of the Board (“Compensation Committee”) and the EIP Plan document, as it may be established and modified from time to time.

•Equity Awards. Subject to approval of the Board, you will also receive the initial equity grants summarized in the table below (collectively, the “Initial Equity Awards”) in 2025.

Exhibit 10.1
EXECUTION VERSION

Grant	Target Value	Vesting Schedule
Stock Options	$3,330,000	The Options shall vest and become exercisable in equal annual installments over four years following the grant date.
Restricted Stock Units (“RSUs”)	$4,440,000	The RSUs shall vest in equal annual installments over four years following the grant date.
Performance Share Units (“PSUs”)	$3,330,000 (assuming target performance)
The PSUs shall be earned based on Entegris’ relative TSR performance over a three-year (2025-2027) performance period, with vesting terms consistent with the terms that apply to the PSU awards granted to Entegris’ executive officers during its annual equity grant cycle in 2025.

The Initial Equity Awards will generally be subject to the same vesting terms and conditions that apply to the option, RSU, and PSU awards (as applicable) granted to Entegris executive officers during its annual equity grant cycle in 2025, including, without limitation, any continued employment or service requirements through the applicable vesting date(s), except that the four year vesting schedule for the Options and RSUs will begin on their grant date. The Target Value of the Initial Equity Awards will be converted into a number of options, RSUs, and PSUs (as applicable) based on Entegris’ standard practice. Approximately $7,000,000 of the aggregate $11,100,000 Target Value of the Initial Equity Awards is intended to compensate you for a portion of the equity awards you are forfeiting in connection with your acceptance of this offer of employment (i.e., such portion of the Initial Equity Awards is partial “make-whole” compensation), while the remainder is attributable to 2025 service at Entegris.

•Compensation Review. Your annual base salary rate, target annual EIP bonus, and target annual equity award value will be reviewed annually for potential adjustments in accordance with the timing of Entegris’ regular process for other Entegris senior executives, with the first compensation review for you to be conducted in early 2026.

•Sign On Bonus. The Company will also pay you a cash sign on bonus of an amount equal to $410,000 (the “Sign On Bonus”), less applicable deductions and tax withholdings. The Sign On Bonus will be paid in two installments: 50% of the Sign On Bonus will be payable within the first two pay periods following the Start Date and 50% will be payable on April 1, 2026, subject to your continued employment or service with the Company on the applicable payment date. Should you cease employment and service with the Company at any time prior to the first anniversary of the Start Date other than due to your death, disability, a termination of your employment without Cause (as defined in the Executive CIC Agreement) by Entegris or your resignation from Entegris for Good Reason (as defined in the Executive CIC Agreement), you will be required to pay back the Sign On Bonus to the Company in full (calculated on a pre-tax basis) no later than ninety (90) days following your last day of employment or service with the

Exhibit 10.1
EXECUTION VERSION

Company. The Sign On Bonus is in recognition of certain benefits that you are forfeiting from your prior employer by accepting this offer of employment.

•Executive Change in Control Termination Agreement. You and Entegris will also enter into an Executive Change in Control Termination Agreement substantially in the form attached as Exhibit A hereto (the “Executive CIC Agreement”), subject to approval of the Board.

•Severance. If Entegris terminates your employment without Cause (other than as a result of your death or disability) or you resign from Entegris for Good Reason following the Start Date, then, subject to your timely execution and nonrevocation of a release of claims in favor of Entegris on Entegris’ customary form, as may be updated from time to time, and your compliance with the restrictive covenants in Section 4 of the Executive CIC Agreement, you shall receive the following: (i) an aggregate severance benefit in an amount equal to two times your annual base salary as in effect immediately prior to any such termination, with such severance benefit to be paid in the form of salary continuation for the period commencing on the date of such termination of employment and ending on the second anniversary of the date of any such termination (the “Severance Pay Period”), provided that such payments will commence on the first regularly scheduled payroll date that occurs immediately following the sixty-first (61st) day following the date of such termination of employment and the first payment will include a lump-sum amount equal to the portion of the payments that would have been payable commencing on the date of such termination of employment and ending on the first payment date; (ii) continuation of Entegris’ contributions necessary to maintain coverage for you and your eligible dependents during the entire Severance Pay Period under the medical and dental programs in which you and your eligible dependents participated immediately prior to the date of termination; (iii) reimbursement for up to $15,000 for outplacement services; (iv) all of your Entegris time-based equity awards (including options and restricted stock units) that are unvested as of the date immediately prior to your termination of employment will be eligible to continue vesting until the end of the Severance Pay Period in accordance with their original vesting schedule; (v) all of your Entegris performance-based equity awards (including performance share units) that are unvested as of the date immediately prior to your termination of employment and have a performance period that ends on or prior to the end of the Severance Pay Period will be eligible to continue vesting until the end of the Severance Pay Period in accordance with their original vesting schedule (with performance measured based on actual performance through the end of the applicable performance period); and (vi) your vested stock options shall continue to be exercisable throughout the Severance Pay Period and for a period of ninety (90) days thereafter or, if earlier, through the term applicable to the vested stock options. In the event of Entegris’ termination of your employment without Cause or your resignation for Good Reason, you shall also be eligible to receive the Accrued Rights (as defined in the Executive CIC Agreement).

•Qualifying Retirement. In the event of your Qualifying Retirement (as defined below), then, subject to your timely execution and nonrevocation of a release of claims in favor of Entegris on Entegris’ customary form, as may be updated from time to time, and your compliance with the restrictive covenants in Section 4 of the Executive CIC Agreement: (i) the Initial Equity Awards and any Entegris options, restricted stock units and performance share unit awards that you are granted during an annual Entegris equity award grant cycle (“Applicable Awards”) (excluding, for the avoidance of doubt, any special retention or recognition awards) will be eligible to continue vesting in accordance with their original vesting schedule and (ii) any vested options that are Applicable Awards shall be exercisable for a period of four years following the date of the Qualifying Retirement or, if earlier, through the original term applicable to the vested stock options.

Exhibit 10.1
EXECUTION VERSION

“Qualifying Retirement” means your employment with Entegris and its Affiliates (as defined in the Executive CIC Agreement) is terminated after (w) you provide six months’ advance written notice to Entegris of your Qualifying Retirement (which notice may be waived at the discretion of the Compensation Committee and shall be waived on and following a Change in Control (as defined in the Executive CIC Agreement, as modified by the 409A section of this Letter below)), (x) you have provided at least five years of consecutive years of employment with Entegris or an Affiliate thereof, (y) you are at least fifty-five years old as of the date of your termination of employment with Entegris and its Affiliates, and (z) your age plus complete years of employment with Entegris or an Affiliate thereof as of your termination of employment equals at least sixty.
•Indemnification. As a senior executive of the Company, you will receive the same or comparable indemnification protections and directors’ and officers’ liability insurance coverage as that provided to the Company’s other senior executives.
•Stock Ownership Guidelines. You will be expected to maintain compliance with the Company’s Stock Ownership Guidelines, as in effect from time to time. Under the current terms of the guidelines, you must accumulate ownership of shares having an aggregate market value equal to six times your annual base salary. A copy of the Company’s current Stock Ownership Guidelines has been provided to you for your review.
•Recoupment Policy. As a senior executive of the Company, certain compensation paid or provided to you will be subject to the terms of the Amended and Restated Entegris, Inc. Clawback Policy, as in effect from time to time. A copy of the policy as currently in effect has been provided to you for your review.
•Employee Benefits and Perquisites. You will be entitled to participate in all standard employee benefit and perquisite plans, programs and arrangements generally available from time to time to other senior executives of the Company (at the Chief Executive Officer level, where applicable). A copy of the Benefits Highlights has been provided to you for your review.
•Executive Relocation Program. You will be eligible to participate in the Entegris Relocation Program, which will be managed by our relocation partner, Global Mobility Solutions. A detailed explanation of services will be provided to you separately. You will be required to repay relocation costs if you voluntarily choose to end your employment and service or are released from the Company for reasons other than job elimination, reduction in force or restructuring, within 24 months of the Start Date. You understand that you will be responsible for reimbursing the Company for the entire relocation amount. Repayment will be made in full no later than ninety (90) days following your last day of employment and service with the Company.
•Director Compensation. Effective upon the Start Date, you will no longer be entitled to earn compensation for your director service on Entegris’ Board on a go-forward basis. As director compensation for the portion of the quarter that you served as a non-employee director on the Board prior to the Start Date, you will receive a lump sum cash payment of your prorated director quarterly fee. For the avoidance of doubt, the restricted stock units granted to you in April 2025 for your service on the Board will be forfeited effective as of the Start Date.
•409A. This Letter and the payments and benefits referenced herein are intended to be exempt from, or to the extent subject thereto, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly,

Exhibit 10.1
EXECUTION VERSION

to the maximum extent permitted, this Letter will be interpreted to be in compliance therewith. Notwithstanding anything in this Letter to the contrary, any compensation or benefits payable under this Letter that is considered nonqualified deferred compensation under Section 409A and is designated under this Letter as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything in this Letter or any other agreement providing compensatory payments to you to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which you are entitled under this Letter or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of your Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Letter or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein. For purposes of Section 409A, each amount to be paid or installment or benefit to be provided under this Letter shall be construed as a separate identified payment. Further, to the extent, if any, that provisions of this Letter or the Executive CIC Agreement affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if a Change in Control does not constitute a change in control event within the meaning of Section 409A, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in the absence of a Change in Control.
Entegris reserves the right to make changes to its plans at any time. Your employment with Entegris is at-will and either party can terminate the employment relationship at any time with or without cause and with or without notice.

Exhibit 10.1
EXECUTION VERSION

Please indicate your acceptance of the terms of this letter by signing below. Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior written or oral offers, agreements and communications. In accepting this offer and signing below, you acknowledge that you have not relied upon any statement, promise, agreement or representation not set forth in this Letter.
We are excited about the future of Entegris and continuing to have you as a part of our successful team!
Best regards,

/s/ James F. Gentilcore
James F. Gentilcore
Lead Independent Director of the Board of Directors of Entegris

By signing below, I acknowledge, agree, and attest that I have reviewed the information above, accept the terms of this offer, and am the person whose name appears at the top of this Letter.

ACCEPTED:

/s/ David Reeder
David Reeder

May 11, 2025
Date

Exhibit 10.1
EXECUTION VERSION

Exhibit A
Form of Executive Change in Control Termination Agreement
[Attached.]